UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 4, 2021

VALVOLINE INC.

(Exact name of registrant as specified in its charter)

Kentucky	001-37884	30-0939371
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Valvoline Way

Lexington, KY 40509

(Address of Principal Executive Offices)

(859) 357-7777

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	VVV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On January 4, 2021, Valvoline Inc. (“Valvoline”) closed its previously announced notes offering (the “Offering”) of $535 million aggregate principal amount of its 3.625% senior notes due 2031 (the “Notes”). The Notes are unsubordinated unsecured obligations of Valvoline and are guaranteed on an unsubordinated unsecured basis by each of Valvoline’s subsidiaries that guarantees Valvoline’s obligations under its existing senior secured credit facilities (the “Subsidiary Guarantors”). Valvoline intends to use the net proceeds from this Offering, together with cash and cash equivalents on hand, to fund the redemption of all of its outstanding 4.375% Senior Notes due 2025 (the “2025 Notes”) at an aggregate redemption price of approximately $840 million (which includes an estimated redemption premium of approximately $26 million and unpaid accrued interest of approximately $14 million) and to pay related fees and expenses.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes will be offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act.

The Notes were issued under the indenture dated as of January 4, 2021 (the “Indenture”), among Valvoline, the Subsidiary Guarantors and U.S. Bank National Association, as trustee. The Indenture contains customary events of default for similar debt securities, which if triggered may accelerate payment of principal, premium, if any, and accrued but unpaid interest on the Notes. Such events of default include non-payment of principal and interest, non-performance of covenants and obligations, default on other material debt, and bankruptcy or insolvency. If a change of control repurchase event as described in the Indenture occurs, Valvoline may be required to offer to purchase the Notes from the holders thereof. The Notes will mature on June 15, 2031. The Notes issued under the Indenture may be redeemed at the option of Valvoline at any time prior to their maturity in the manner specified in the Indenture.

U.S. Bank National Association also serves as trustee under the indenture governing Valvoline’s existing 2025 Notes and the indenture governing Valvoline’s existing 4.250% Senior Notes due 2030 and as a lender under Valvoline’s existing senior secured credit facilities. Additionally, an affiliate of U.S. Bank National Association acted as an initial purchaser in this Offering.

This Current Report on Form 8-K shall not be considered to be a notice of redemption pursuant to the indenture governing Valvoline’s existing 2025 Notes.

The Indenture is filed as Exhibit 4.1 to this Form 8-K and is incorporated herein by reference. The descriptions of the materials terms of the Indenture and the Notes are qualified in their entirety by reference to this exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit	Description

4.1	Indenture dated as of January 4, 2021, among Valvoline Inc., the guarantors thereto and U.S. Bank National Association, as Trustee.

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALVOLINE INC.

Dated: January 4, 2021	By:	/s/ Mary E. Meixelsperger
Mary E. Meixelsperger
Chief Financial Officer